Joint Venture Agreement

This Joint Venture Agreement ("Agreement") is entered into this 14, day of March, 2016 (the "Effective Date"), by and between Orgenesis, Inc. a corporation incorporated in Nevada, USA, having an address at Signed, ("Orgenesis"); CureCell Co., Ltd. a company organized in Korea having an address at 704 Gwangyo Business Center, 156 Gwanggyo-ro, Yeongtong-gu, Suwon, South Korea ("CureCell"); (CureCell together with Orgenesis, the "Parties" and each a "Party").

Whereas Orgenesis is engaged, inter alia, in providing Contract Development and Manufacturing services specialized in the industrialization of cell therapy products; and

Whereas CureCell wishes to collaborate with Orgenesis in providing the following services: contract development and manufacturing in Korea ("Territory") of cell therapy products) ("Services"); and

Whereas the Parties wish to set forth the terms for the collaboration between the Parties providing Services through a jointly owned joint venture in the Territory;

NOW THEREFORE the Parties hereby agree as follows:

1.	PURPOSE AND OBJECT OF THE JV

1.1.	The Parties agree to form the Joint Venture ("JV"), subject to the terms and conditions of this Agreement, for providing Services in the Territory ("Project")
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1.2.	The JV shall be established for the exclusive purpose carrying out the Project.

1.3.

Nothing in this Agreement shall be considered as a limitation of the powers or rights of any of the Parties to carry on its independent business for its sole benefit in addition to the Project, except that the Parties undertake to use their best endeavors to safeguard and further their common interests in relation to the Project.

1.4.	Orgenesis may carry out its obligations under this Agreement, in whole or in part, through an Affiliate thereof.

For the purpose of this Agreement the term "Affiliate" shall mean any entity which directly or indirectly controls, is controlled by or is under common control of a Party to this agreement; the term "control" as used herein shall mean the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting rights or by contract or otherwise

2.	PARTICIPATION SHARES &ROLES; FINANCING

2.1.

The participating interests of the Parties in the JV and in any and all rights and obligations of the JV and in any movable property or equipment acquired by the JV (except with respect to any property or equipment furnished or leased by either of the Parties to the JV, title to which shall remain in the Party so furnishing or leasing the same), and in any and all profits and losses which may be derived from the performance of the Services, and any liability arising out of guarantees or any other securities (the "Participating Interests") shall be in the following proportions, subject to the fulfillment by each Party of its respective of the financing and other obligations under sections 2.2, 2.3,2.4 and 2.6 below:

Orgenesis 50%
CureCell - 50%

CureCell herby agrees that upon Orgenesis' request that an affiliate and/or partner of Orgenesis ("Orgenesis Designated Third Party"), shall have the right to join as a partner in the JV or shareholder in the JV Entity (as applicable), in which case the Orgenesis Designated Third Party shall be entitled to a portion of Orgenesis' Participating Interests as shall be agreed between Orgenesis and such Orgenesis Designated Third Party, subject to such Orgenesis Designated Third Party agreeing to be subject to the applicable terms and conditions of this Agreement, mutatis mutandis.

2.2.

CureCell shall be responsible to procure a GMP facility in the Territory ("GMP Facility") for the JV for the manufacturing of cell therapy products. Until agreed otherwise, CureCell shall incur all costs related to such GMP Facility. CureCell will be responsible for identifying required qualified and experienced human resources for the JV, subject to Steering Committee's (as defined below) approval.

2.3.

Within thirty (30) business days following the Effective Date, Orgenesis will submit to CureCell a description of the Orgenesis' cell manufacturing know how required in order to operate such a GMP Facility ("Orgenesis Manufacturing Know How") and a plan for the transfer of such Orgenesis Manufacturing Know How to the GMP Facility, as required in order to perform the Services ("Orgenesis Manufacturing Know How"). Such Orgenesis Manufacturing Know How shall not include any IP licensed from Sheba Medical Center. Such Orgenesis Manufacturing Know How may be used solely for the purposes of carrying out the Project through the JV. Orgenesis shall provide the JV with all required technical support in order to operate such a GMP Facility.

2.4.

Upon the request of Orgenesis the JV shall be carried out through a company to be established by the Parties ("JV Entity""). The relative shareholdings of each Party in the JV Entity will be based on the Participating Interests of each Party, taking into account any loan conversions directly into CureCell or the JV Entity (as applicable) as described in section 2.6 below.

2.5.

In order to implement the Project, Orgenesis shall invest in the JV an aggregate amount of two million US Dollars (US$2,000,000) (at least one million dollars in cash) and CureCell shall invest in the JV an additional amount of two million US (US$2,000,000) Dollars – (at least one million dollars in cash), all over the course of the first two (2) years following the Effective Date.

Each party shall invest an amount of at least one million US Dollars (US$1,000,000) out of the above financing to be invested by such party in cash ("Cash Financing") and the remaining financing shall be made in-kind ("In-Kind Financing").The scope of the In-Kind Financing and the valuation thereof will be clearly defined in writing and pre-approved in writing by all Parties.

The transfer of the Cash Financing by Orgenesis will be made in the form of a convertible loan to be transferred to CureCell on a predefined date ("Convertible Loan"). The dates on which the Convertible Loan and/or the In-Kind Financing (as applicable) are actually transferred shall be referred to as the "Determination Date".

The Cash Financing and the In-Kind Financing provided by Orgenesis (and/or by the Orgenesis Designated Third Party, if applicable) may be converted, upon Orgenesis’ request, either into shares of the JV Entity (subject to and following the formation thereof) or into shares of CureCell (if no JV Entity is established), based on the valuation thereof on the applicable Determination Date as shall be agreed upon by the Parties. In either case, whether the conversion is made into the shares of the JV Entity or into shares of CureCell, the conversion value will be subject adjustment as a result of additional investments which may take place after the Determination Date and up to the conversation date. The Steering Committee (as defined below) will acknowledge in writing the allocation and transfer of funds and/or In-Kind Financing to the JV made by each Party, including but not limited to the applicable Determination Date and the relevant valuation of each of the JV Entity and CureCell on such Determination Date.

2.6.

CureCell will maintain an accounting records of all expenses incurred by the JV, and of all financing provided by Orgenesis as well as financing provided by CureCell in the JV and will provide the Steering Committee, Orgenesis with a quarterly report detailing the use of such financing and shall further provide Steering Committee, Orgenesis full access to any such records.

2.7.

In addition, each Party shall have the right, to invest additional sums either in the JV in the form of a Convertible Loan described in section 2.6 above or as a direct investment into the JV Entity (the "Additional Investment"), if required (as determined by the Steering Committee) in order to maintain the activity of the JV/JV Entity (as applicable) or to maintain such Party's Participating Interest percentage in any future financing round. The terms of such Additional Investment shall be negotiated in good faith and shall be mutually agreed by all Parties. The minimum valuation of future financing will be at a pre-money valuation of four million US Dollars (US$4,000,000) subject to the fulfillment of the Parties' respective initial financing undertakings under in section 2.5 above. Any such Additional Investment by either Party may result in a dilution of the other Party(ies) Participating Interest unless matched by pro-rata financing.

2.8.	Each Party shall have full information and access rights in respect of the GMP Facility, the JV and the JV Entity.

3.	CALL OPTION

3.1.

At any time following the occurrence of the Trigger Event (as defined below), Orgenesis shall have the option, but not the obligation, exercisable at its sole discretion and subject to all rules and regulations to which it is then subject, including without limitation, the rules of any U.S. national securities exchange, ("Call Option"), to require that CureCell and/or the Orgenesis Designated Third Party (if applicable) transfer to Orgenesis the entirety of each such party’s equity interest in the JV or the JV Entity for the Consideration (as defined below) specified below (“Sale Transaction”). The exercise of the Call Option shall be exercisable upon written notice by Orgenesis and be subject further to an appropriate exemption from the registration requirements under U.S. securities laws. The number of shares of common stock of Orgenesis issuable to each of CureCell and/or the Orgenesis Designated Third Party (if applicable) as consideration in such Sale Transaction (the “Consideration”) shall be determined by dividing the agreed upon valuation of the JV or the JV Entity and/or the Orgenesis Designated Third Party (if applicable) immediately prior to the closing of the Sale Transaction by the higher of: (1) the daily weighted average price of Orgenesis Inc.'s common stock during the 90 day period preceding the closing of the Sale Transaction; or (ii) the weighted average price of Orgenesis Inc.'s common stock during the three (3) trading day preceding the closing of the Sale Transaction. The legal form of Sale Transaction shall be determined by Orgenesis, and may include, inter alia, a share purchase transaction, an asset purchase transaction or a merger and be evidenced by legally binding agreement reflecting mutually agreeable terms and representations appropriate for transactions of this type. Additionally, the Sale Transaction shall close within 60 days of the giving of notice by Orgenesis. Subject to the closing of the Sale Transaction as herein provided and so long as the JV Entity is a viable and profitable entity, it is the intention of the parties that Orgenesis will maintain, post closing, the JV Entity as a separate operating entity.

The JV or JV Entity (as applicable) valuation will be defined as the higher of the following: (i) the latest Additional Investment round valuation as defined in section 2.8 above;(iii) the latest Determination Date valuation as defined in section 2.6 above; or (iii)an amount equal to three (3) times the sales of the JV.

The "Trigger Event" shall mean the listing and trading of the common stock of Orgenesis on a U.S, National Exchange at a market capitalization of at least one hundred million US Dollars (US$100,000,000) for ninety (90) consecutive days.

4.	WORK PLAN

4.1.

The definitive work plan, setting forth in detail the respective tasks for which each of the Parties is responsible for under the JV together with a time schedule for the completion of such tasks (hereinafter referred to as the "Work Plan") will be agreed upon in writing by the Parties and shall be attached to this Agreement as Exhibit A, within no later than thirty (30) days following the Effective Date. Any change to the Work Plan shall be approved in advance by the Steering Committee (as defined below).

4.2.	Each Party shall exert its best commercial efforts to carry out its respective tasks in a timely and professional manner in accordance with the Work Plan.

4.3.

Notwithstanding anything to the contrary that may be inferred by any provision of this Agreement, no Party shall have the authority or right, nor shall any Party hold itself out as having theauthority or right to assume, create or undertake any obligation of any kind whatsoever, expressed or implied, on behalf or in the name of the other Party and/or of the JV unless otherwise agreed by the Parties in writing, and/or as set forth in this Agreement.

5.	STEERING COMMITTEE

5.1.	The Parties shall set up a steering committee for the management of the JV, which shall also serve as the Board of Directors of the JV Entity. ("Steering Committee ")

5.2.

The Steering Committee shall be composed of a total of five (5) members: Each Party shall have the right to appoint and replace two (2) members, which shall be fully authorized by such Party to act and decide on its behalf and one (1) member shall be an independent industry expert to be appointed and replaced by mutual agreement of all Parties. Each Party shall be entitled to replace its members after informing the other Party in writing. Each Party will appoint by written notice to the other Parties the said members. The members shall be appointed by the Parties prior to the first Steering Committee meeting.

5.3.	All decisions shall be taken majority by the Steering Committee.

5.4.	The Parties shall be deemed to have delegated to the members of the Steering Committee full authority to represent and bind the Parties in respect of all their responsibilities regarding the JV.

5.5.

The Steering Committee, as the supreme and highest decision making body of the JV, shall take all major decisions on any matter concerning the performance of the Project. The Steering Committee shall serve as the Board of Directors of the JV Entity.

5.6.

As a general rule, the Steering Committee shall meet (in person and/or via phone or video conference) at least once in every two (2) months, unless agreed otherwise. Any Party who wishes to summon a Steering Committee meeting, shall give the other members of the Steering Committee at least five (5) working days' prior written notice of such meeting. Such notice shall set the date, time, place and agenda of the meeting and shall be accompanied by the relevant data and documents to be approved in such meeting.

5.7.

At the meeting of the Steering Committee other representatives of the Parties and/or legal counsels may be present without a voting right, so that information is more complete and taking resolutions is more constructive, provided their attendance is communicated in advance.

5.8.	Until Agreed otherwise by the Parties, one member appointed by Orgenesis shall serve as chairman of the Steering Committee ("Chairman").

5.9.	Each member of the Steering Committee has one (1) vote.

5.10.

The resolutions of the Steering Committee shall be recorded in minutes and will be sent (by Email) to all members of the Steering Committee within one week following the meeting. Such minutes shall be deemed to have been approved by the Steering Committee if no objections are raised within a period of fourteen (14) calendar days after receipt thereof.

5.11.

In urgent cases, a unanimous decision of the Steering Committee may also be reached by E- mail or fax initiated by the Chairman and on the occasion of the following Steering Committee meeting such decision shall be ratified and included in the minutes;

5.12.	The members of the Steering Committee will not receive any remuneration, except as may otherwise be agreed in writing by the Parties.

6.	REPRESENTATIONS

Each Party hereby represents and warrants that it has the requisite power and authority to enter into and carry out the terms of this Agreement and that its performance under this Agreement will not conflict with any other obligation Orgenesis may have to any other party. Orgenesis agrees that it will notify CureCell immediately if Orgenesis becomes aware of any actual or potential claims, suits, actions, allegations or charges that could affect either Party’s ability to fully perform its duties or to exercise its rights under the Agreement.

7.	INDEMNIFICATION.

7.1.

Each Party ("Indemnifying Party") agrees to indemnify, defend and hold harmless the other Parties, and their respective officers, directors, shareholders, employees, accountants, attorneys, agents, affiliates, subsidiaries, successors and assigns ("Indemnified Party") from and against any and all third party claims, damages, liabilities, costs and out of pocket expenses, including reasonable legal fees and expenses (collectively "Losses"), arising out of any third party claim resulting from: (i) any breach of any express warranty, representation, covenant or obligation made by the Indemnifying Party in this Agreement ; and/or (ii) the negligence or willful misconduct of the Indemnifying Party, expect to the extent that such losses arise from: (i) any breach of any express warranty, representation, covenant or obligation made by any of the Indemnified Parties in this Agreement; and/or (ii) the negligence or willful misconduct of any of Indemnified Parties.

7.2.

The foregoing indemnity is conditioned upon (i) prompt written notice by the Indemnified Party to the Indemnifying Party of any claim, action or demand for which indemnity is claimed , provided that the failure to provide such notice shall not relieve the Indemnifying Party form its indemnification obligations, except if the Indemnifying Party was prejudiced by such failure; (ii) the opportunity to take control over the defense and settlement thereof by the Indemnifying Party; (iii) the Indemnified Party's right to be represented by separate counsel at its own expense, provided that if the Indemnifying Party fails to assume the defense or settle of any claim giving rise to the indemnification obligation within a relabeled period, the Indemnified Party shall have the right to defend the claim using counsel of its choice at the expense of the Indemnifying Party and (iii) such reasonable cooperation by the indemnified party in the defense as the indemnifying party may request. Neither Party shall, without the prior written consent of the other Party, settle, compromise or consent to the entry of any judgment with respect to any pending or threatened claim, such consent not to be unreasonably withheld or delayed. The indemnification provided for under this section 7 shall remain subject to the limitation of liability described in section 8below.

8.	LIMITATIONS OF LIABILITY; AND DISCLAIMERS.

8.1.

EXCEPT FOR A BREACH OF SECTION 9 BELOW [CONFIDENTIALITY; OWNERSHIP] OR ANY LABILITY WITH RESPECT TO HUMAN INJURY AND/OR DEATH, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM PERFORMANCE UNDER OR FAILURE OF PERFORMANCE OF ANY PROVISION OF THIS AGREEMENT (INCLUDING SUCH DAMAGES INCURRED BY THIRD PARTIES), SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

8.2.

WITHOUT DEROGATING FORM THE FORGOING, IN NO EVENT SHALL ORGENESIS BE LIABLE FOR ANY ACTIONS OR CLAIMS OR THE LIKE BY CURECELL, THE JV, THE JV ENTITY AND/OR ANY THIRD PARTY THAT THE ORGENESIS MANUFACTURING KNOW HOW AND/OR THE RESULTING IP RESULTS OR MAY RESULT IN ANY INFRINGEMENT, DEPRAVATION, MISAPPROPRIATION AND/OR VIOLATING OF THE INTELLECTUAL PROPERTY OR OTHER RIGHTS OF ANY PERSON OR ENTITY.

8.3.

THE ORGENESIS MANUFACTURING KNOW HOW IS PROVIDED "AS-IS" AND "AS AVAILABLE", ORGENESIS MAKES NO AND HEREBY SPECIFICALLY DECLAIMS REPRESENTATION AND/OR WARRANTY CONCERNING THE ORGENESIS MANUFACTURING KNOW HOW INCLUDING, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMPLETENESS, USE ACCURACY OR THAT THE AIP IP SHALL BE USEFUL IN ANY MANNER OR COMMERCIALLY EXPLOITABLE.

9.	TERM & TERMINATION

9.1.	This Agreement shall enter into effect on the Effective Date and shall remain in effect thereafter until terminated pursuant to this section 9 below.

9.2.	This Agreement may be terminated as follows:

9.2.1.	by written agreement by all Parties;

9.2.2.

by either Party upon written notice to another Party (with immediate effect), In the event of insolvency, bankruptcy, or voluntary dissolution of the other Party hereto during the term hereof or in the event of a Party's assignment of its assets for the benefit of creditors, and the Parties hereto shall have the rights as provided by applicable law;

9.2.3.

by either Party upon written notice to the other party (with immediate effect), In the event of a force majeure event, including, but not limited to, delay or failure in performance of this Agreement the other Party due to acts of God, acts of governments, wars, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of the other Party that continues for longer than ninety (90) days; or.

9.2.4.

by either Party upon written notice to the other Party (with immediate effect), in the event that such other Party has committed a material breach of any of the terms and conditions of this Agreement or has materially defaulted in the performance of any of its obligations under this Agreement, (provided that the non-breaching/non-defaulting Party has first given the other Party written notice of the grounds supporting the material breach or default and the breaching/defaulting Party has not cured the material breach or default within thirty (30) days of receipt of such notice) without derogating from non-other legal and equitable remedies available to the breaching/non-defaulting Party as provided by law, equity and/or this Agreement.

9.3.

Sections 2.1, 2.5, 3, 6, 7, 8, 9.3, 9.4, 9.5, 10, 11, 12 and 13 hereof shall survive the expiration or termination of this Agreement for any reason and shall remain in full force and effect thereafter.

9.4.

Termination of this Agreement shall not relieve either Party of any liability which accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation. The remedies provided under this Agreement are cumulative, and are not exclusive of other remedies available to a Party in law or equity.

9.5.

Upon and notwithstanding the termination of this Agreement for any reason, Orgenesis shall have the right to exercise the Call Option under Section 3, regardless of whether or not the “ Trigger Event” has already occurred at such time.

10.	CONFIDENTIALITY; OWNERSHIP

10.1.

Under this Agreement, Orgenesis may disclose or reveal to CURECELL, the Orgenesis Designated Third Party, the JV the JV Entity and/or any other entity mentioned in this Agreement, and/or their respective affiliates, Orgenesis' confidential or proprietary information (“Confidential Information”). All information and know how in respect of the development and manufacturing of cell therapy products, and all reports and records produced by Orgenesis shall be part of the Confidential Information of Orgenesis. CureCell undertakes to take all steps and to ensure the JV and/or the JV Entity shall take all steps reasonably necessary to hold Confidential Information in strict confidence and secrecy and will not and to ensure the JV and/or the JV Entity will not use or disclose, transfer and/or publish such Confidential Information in any manner or for any purposes not expressly contemplated by this Agreement. Each of CureCell shall not disclose and shall cause the JV Entity not to disclose any Confidential Information except to its employees who are have a need to know such Confidential Information for the purposes of this Agreement and who are subject to written agreements containing non-disclosure and non-use obligations no less restrictive than those set forth herein. Each CureCell shall be responsible for any breach of this Agreement by any of its employees.

10.2.

Upon Orgenesis' request, all or any requested portion of its Confidential Information (including, but not limited to, tangible and electronic copies, notes, summaries or extracts of any information) will be promptly returned to Orgenesis or destroyed, and CureCell(as applicable) will provide Orgenesis with written certification stating that such Confidential Information has been returned or destroyed.

10.3.

Each of the parties will, and will cause its affiliates and representatives to, maintain in strict confidentiality this document and any transactions contemplated hereunder, the terms set forth herein and any discussions between the Parties in such respect except for any mention in any applications to official authorities for regulatory approval, or in the fulfillment of any duty owed to any competent authority (including a duty to make regulatory filings and/or reports and/or reporting under the requirements of any securities exchange).

10.4.

The Parties shall consult and coordinate with each other respecting the timing and content of any publicity, press or news releases or other public announcements regarding this Agreement and the transactions contemplated hereby and neither Party shall use the name of the other for marketing, advertising or promotional purposes without the prior written consent of the other Party, all except for any mention in any applications to official authorities for regulatory approval, or in the fulfillment of any duty owed to any competent authority (including a duty to make regulatory filings and/or reports and/or reporting under the requirements of any securities exchange) or, in the case of the Orgenesis, in the presentation of activities to its potential investors business partners and/or collaborators.

10.5.

Orgenesis is and shall remain the owner of all Orgenesis Manufacturing Know How, and of any inventions, discoveries, improvements, derivatives, results, data, , data rights, information, know how, new-uses, compounds, formulas, processes, manufacturing protocols, processes, clinical results, methods, techniques, products, treatments, materials, and any other intellectual property which is generated, conceived, developed and/or reduced to practice by and/or on behalf of Orgenesis, CureCell,and/or the JV Entity (as applicable), alone or together with others, resulting from the performance of the Project and/or the Services activities and/or derived under, resulting form and/or otherwise related to Orgenesis' Confidential Information (collectively "Resulting IP") and Orgenesis or any of its Affiliates may make use of the Resulting IP for any and all lawful purposes, including without limitation, for their respective worldwide operations without further charge to Orgenesis or any of its Affiliates. CureCell hereby assigns and shall assign and shall cause JV Entity and/or any subcontractor and/or person and/or entity working on their behalf in the performance of the Project and/or the Services to assign to Orgenesis or its designee, any and all rights and interests they may have in and to the Resulting IP, without further remuneration or compensation and shall and shall cause JV Entity and/or any subcontractor and/or person and/or entity working on their behalf to execute any document and/or take any other actions reasonably required by Orgenesis to perfect Orgenesis rights to the Resulting IP throughout the world, at Orgenesis' expense.

10.6.

Without derogating from any of the forgoing, each of CureCell specifically acknowledges and agrees that Orgenesis Inc. is a publicly traded company and that in the course of disclosure, CureCell(as applicable) may receive certain material non-public information (financial, commercial or other). CureCell is aware that the United States securities laws impose restrictions on trading in securities when in possession of such information. CureCell further acknowledges and agrees that using such information and utilizing it to its benefit may cause Orgenesis to be in violation of the applicable securities laws. CureCell undertakes and agrees that it, the JV Entity or anyone on its behalf, shall not, directly or indirectly utilize such information in a way which may be considered ‘inside trading’ or in any way which may be considered prohibited, restricted misappropriate or otherwise in violation of the applicable securities laws .

11.	GOVERNING LAW; DISPUTE RESOLUTION

11.1.	This Agreement shall be governed by and construed and enforced in accordance with the laws of England and wales, without regard to the conflict of laws rules thereof.

11.2.

In the event of any dispute or difference arising out or in connection with this Agreement, the same shall be settled amicably by negotiation between the authorized senior executives of the Parties in conflict. If they fail to resolve such dispute within thirty (30) days following the written notice of either Party to the other Party of such dispute, the same shall be resolved through arbitration. The arbitration shall be conducted by a sole arbitrator. In the absence of agreement between the Parties on the name of the arbitrator to be appointed within thirty (30), such arbitrator shall be appointed by the International Chamber of Commerce (ICC). The Arbitration Proceedings shall be conducted in accordance with rules of the International Chamber of Commerce. The venue of Arbitration Proceedings shall be London and the language used shall be English. The applicable law shall be the Law of England and Wales.

Nothing in the forgoing shall limit either Party from pursuing an injunction or other equitable relief against the other Party, the JV and/or the JV Entity(as applicable) and/or their respective agents in any jurisdiction in order to enforce the provisions hereof.

12.	RULING LANGUAGE

The ruling language of this Agreement and the JV is English. To the extent practicable with third Parties, English shall be the language used for all purposes in connection with the JV and this Agreement.

13.	MISCELLANEOUS

13.1.

This Agreement shall not be assigned by either Party to any third party without the written consent of the other Party which consent shall not be unreasonably withheld; except that either Party may assign this Agreement, without such consent upon written notice to the other party, to: (i) an Affiliate of such Party, or (ii) an entity that acquires all or substantially all of its business or assets to which this Agreement pertains, whether by merger, reorganization, acquisition, sale or otherwise. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

13.2.

This Agreement (including the exhibits hereto) sets forth the entire agreement and understanding between the Parties relative to the subject matter contained herein and supersedes all other agreements, oral and written, heretofore made between the Parties. Only a writing signed by all Parties may amend this Agreement or any exhibits. Such Amendment shall become binding as of the date indicated in the amendment or the date last signed by the authorized representatives of both Parties, if not otherwise provided for. If any one or more of the terms of this Agreement shall for any reason be held to be invalid or unenforceable, such term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law. Any determination of the invalidity or unenforceability of any provision of the Agreement shall not affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby.

13.3.

Except as otherwise provided in this Agreement, all notices permitted or required by this Agreement shall be in writing and shall be deemed to have been duly served (i) upon personal delivery (ii) upon facsimile or electronic e-mail transmission (receipt of which has been confirmed by the recipient) or (iii) seven (7) business days after deposit, postage prepaid, return receipt requested, if sent by reputed overnight international currier service and addressed to the address of the Parties as set forth below or in accordance with such other address information as the Party to receive notice may provide in writing to the other Party in accordance with the above notice provisions. Any notice given by any other method will be deemed to have been duly served upon receipt thereof:

To Orgenesis at:

Orgenesis, Inc.
21 Sparrow Circle
White Plains NY 10605
United States of America
Email: vered.c@Orgenesis.com
Attn: Vered Caplan

With Copy to (which shall not constitute a notice):
Mark Cohen, Adv.
Pearl Cohen Zedek Latzer Baratz LLP
1500 Broadway,
New York, New York 10036
USA
Email: MCohen@PearlCohen.com

To CureCell at:

CureCell Co., Ltd.
704 Gwanggyo Business Center
156 Gwanggyo-ro, Yeongtong-gu
Suwon 16506
South Korea
Facsimile: 82 31 8064 1710
Email: david.kim@cure-holdings.com
Attn: David Kim

13.4.

Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in drafting this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

13.5.

No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. The failure or delay of a party to claim the performance of an obligation of another party shall not be deemed a waiver of the performance of such obligation or of any future obligations of a similar nature.

13.6.

It is hereby agreed and declared between the parties that they shall act in all respects relating to this Agreement (except to the extent relating to the JV Entity) as independent contractors and there neither is nor shall there be any employer-employee or principal-agent relationship between the Parties. Each party will be responsible for payment of all salaries and taxes and social welfare benefits and any other payments of any kind in respect of its own employees and officers, regardless of the location of the performance of their duties, or the source of the directions for the performance thereof.

13.7.

This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile and by electronic mail), each of which shall be deemed an original, but all of which taken together shall be deemed to constitute one and the same instrument.

[signature page immediately follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Orgenesis, Inc.	CURECELL

/s/ Vered Caplan	/s/ David Kim
Signature	Signature

Vered Caplan	David Kim
Name (Print)	Name (Print)

CEO	CEO
Title	Title